Exhibit 99.1

News Release

Media Contact:	Investor Contact:
Doug Holt	Bev Fleming
312-557-1571	312-444-7811
Doug_Holt@ntrs.com	Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Elects Dean M. Harrison to Board,

Lord Charles Powell as Advisory Director

CHICAGO, December 22, 2014 – Northern Trust (Nasdaq: NTRS) announced today that Dean M. Harrison, president and chief executive officer of Northwestern Memorial HealthCare, has been elected to its board of directors, effective January 1, 2015.

Additionally, the board appointed Lord Charles Powell, a non-party member of the House of Lords and former private secretary and adviser on foreign affairs and defense to former Prime Minister Margaret Thatcher, to serve as an advisory director to the board, also effective January 1, 2015.

“We are delighted to welcome Dean Harrison to the board and Lord Powell as an advisory director,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “Both bring a wealth of business experience, strategic expertise and leadership ability that will greatly benefit our continued success. We look forward to their contributions as Northern Trust continues to grow and deliver innovative financial services to clients worldwide.”

Harrison has served since 2006 as president and chief executive officer of Northwestern Memorial HealthCare, the primary teaching affiliate of Northwestern University Feinberg School of Medicine and parent corporation of Northwestern Memorial Hospital. Harrison has been instrumental to the creation and success of Northwestern Medicine, a strategic partnership between the medical school and health system, to become one of the nation’s premier academic medical centers. He joined Northwestern Memorial HealthCare in 1998, after previously serving as President and Chief Operating Officer of the University of Chicago Health System.

Harrison is chairman-elect of the Illinois Hospital Association and serves as a board member of United Way of Metropolitan Chicago, University Health System Consortium, and World Business Chicago. He also is a special advisor to Merrick Ventures LLC.

Powell served for many years as adviser on foreign affairs and defense to Thatcher when she was Prime Minister, and held the same position in the early part of John Major’s time as Prime Minister. He is now a non-party member of Britain’s House of Lords and a member of its Select Committee on the Constitution.

Powell currently serves as a board member of LVMH Moët Hennessy – Louis Vuitton, Textron Inc., Hongkong Land Holdings Limited, and the Mandarin Oriental Hotel Group and on the advisory boards of Rolls-Royce, Barrick Gold Corporation, and ACE Limited. He previously served as a board member of Caterpillar Inc. and the Schindler Group. Powell served as President of the China-Britain Business Council for many years, chairs the Government’s Asia Task Force and is a British Business Ambassador. He is Chairman of the Trustees of the Saïd Business School at Oxford University, Deputy Chairman of the Fudan University Business School Advisory Board, Chairman of the British Museum Trust, a Trustee Emeritus of the Aspen Institute and a member of the Global Advisory Board of the Council on Foreign Relations.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of asset servicing, fund administration, asset management, fiduciary, and banking solutions for corporations, institutions, families, and individuals worldwide. Chicago-based Northern Trust has offices in 19 states, Washington, D.C., and 20 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2014, Northern Trust had assets under custody of US$5.9 trillion, and assets under investment management of US$923.3 billion. For 125 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com and follow us on Twitter @NorthernTrust.

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